Media General Reports Third-Quarter 2013 Results

-- Core Local and National gross time sales increased 7.6%, excluding the impact of 2012 Summer Olympics revenue

-- Political revenue was $1 million this year, compared with a record $19.6 million in the 2012 third quarter

-- Special Shareholders Meeting to approve merger with Young Broadcasting set for November 7, 2013

RICHMOND, Va., Oct. 31, 2013 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, today reported third-quarter operating income of $8.2 million, compared with $22.5 million in the third quarter of 2012, mostly reflecting the near absence of last year's record Political and Olympics revenues. The current-quarter operating income also included $1.2 million of merger-related expenses.

A net loss in the third quarter of $14.6 million, or 53 cents per share, compared with a net loss of $30.3 million, or $1.34 per share, last year. The current year net loss included $1.2 million of merger-related expenses, while the prior-year net loss included $17.3 million of debt modification and extinguishment costs and losses totaling $11.9 million, net of tax, related to discontinued newspaper and advertising services operations.

George L. Mahoney, president and chief executive officer of Media General, said, "Consistent with our guidance, Core Local and National gross time sales increased 7.6% in this year's third quarter, excluding the impact of 2012 Summer Olympics advertising revenue. Digital revenue in the quarter grew 21% this year, an acceleration over the solid growth rates we achieved in the first half of the year.

"Our retransmission revenues in the third quarter were $13.2 million, compared with $9.4 million last year, an increase of 41%," said Mr. Mahoney. "Although this figure was impacted somewhat as a result of the absence, beginning on July 1, of a planned increase in the rates paid by DISH, we're very pleased with this growth.

"Moreover, total operating costs decreased by approximately $1 million, or 1.3%, in this year's third quarter. This decrease reflected a $4.3 million reduction in corporate and other expenses, partially offset by a $2.3 million increase in station operating costs and $1.2 million of merger-related expenses. Broadcast cash flow in the current quarter increased 21% from the preceding odd year of 2011, to $23 million this year, compared with $19 million in the third quarter of 2011, and our broadcast cash flow margin also improved over the same period in 2011," said Mr. Mahoney.

"Media General looks forward to completing our merger with Young Broadcasting. We've worked actively with Young management for the past several months to ensure a smooth transition. On November 7, 2013, we will hold a Special Shareholders Meeting to consider and vote on matters necessary to complete the merger. Assuming the FCC has approved our license transfers before our shareholders meeting, we plan to close the transaction very shortly thereafter," said Mr. Mahoney.

Station net revenue in the third quarter was $78.5 million, compared to $93.8 million in the prior year. Political revenues in the third quarter were $1 million, compared with $19.6 million in 2012. Gross Olympics revenue in the third quarter of 2012 was $15.5 million, of which $10.3 million was incremental.

Local gross time sales this year were $43.7 million, compared with $47.4 million last year, including the Olympics impact. National gross time sales this year were $22.9 million, compared with $24.9 million last year, including the Olympics impact. Core gross time sales (Local and National combined) were $66.6 million this year, compared with $61.9 million last year, excluding the impact of the incremental 2012 Olympics revenues, representing an increase of 7.6%.

Station production expenses rose 1.6% in the third quarter, due primarily to increased network affiliate fees, including reverse compensation. Station selling, general and administrative expenses increased 8.3% in the third quarter, due to merit increases and to two expenses that had revenue offsets: sales incentive trip expenses and additional revenue-share expense associated with the growth in digital revenues.

Corporate and other expenses decreased by $4.3 million, or 35%, in the third quarter of 2013, mostly due to the absence of a $3.3 million severance charge recorded in the third quarter of 2012 and savings resulting from the elimination of 75 corporate positions in the second half of 2012. The savings were partially offset by the impact of a rising stock price on stock-based compensation plans. Core corporate expenses were $4 million this year, compared to $5.6 million last year, a 28% decrease, attributable to last year's corporate staff restructuring.

Total interest expense in the third quarter of $20 million was flat to last year. Noncash tax expense of $2.5 million compared with $3.4 million last year.

EBITDA from continuing operations (income before interest, debt modification and extinguishment costs, taxes, and depreciation and amortization), adjusted for merger-related expenses, was $15.4 million compared with $28.5 million in the third quarter of 2012.

Media General provides the non-GAAP financial metrics: Broadcast cash flow, EBITDA from continuing operations, as adjusted for merger-related expenses, After-tax cash flow from continuing operations, and free cash flow. The company believes these metrics are alternative measures used in peer comparison and by lenders, investors, financial analysts and rating agencies to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast
The company will hold a conference call with investors today at 11:00 a.m. ET. To dial in to the call, investors may call 877-261-8992 about 10 minutes prior to the 11:00 a.m. start. The participant passcode is 35902606.

All others may access a live webcast by visiting www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 2:00 p.m. today. A telephone replay will also be available, beginning at 4:30 p.m. on October 31, 2013, and ending at 11:59 p.m. on November 7, 2013, by dialing 888-843-7419 or 630-652-3042 and using the passcode 35902606.

Cautionary Statements Regarding Forward Looking Statements
Certain information reflected above constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Media General or the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such information is based upon current assumptions and expectations. There can be no assurance that Media General will achieve the results reflected in its guidance or the proposed combination or contemplated refinancing will occur as currently contemplated, or at all, or that the expected benefits from the transaction will be realized on the timetable currently contemplated, or at all. A list and description of important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Media General's Registration Statement on Form 424(b)3 filed with the Securities and Exchange Commission on October 7, 2013, Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on form 10-Q for the quarter ended June 30, 2013 under headings such as "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Other unknown or unpredictable factors could also have material adverse effects on Media General's or Young's performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document with the SEC. Media General undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Additional Information
On October 7, 2013, Media General filed with the Securities and Exchange Commission (SEC) a Form 424(b)3, which includes a proxy statement/prospectus relating to Media General's proposed combination with New Young Broadcasting Holding Co., Inc. (Young). In addition, Media General will file with the SEC other information and documents concerning the combination and the businesses of Media General and Young. WE URGE INVESTORS TO REVIEW THE PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents are available without charge on the SEC's web site at www.sec.gov and on Media General's web site www.mediageneral.com. INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS. Media General and its directors and executive officer may be deemed to be participants in the solicitation of proxies of Media General shareholders in connection with the proposed combination. Investors may obtain more detailed information regarding the names, affiliations and interests of Media General's directors and executive officers by reading Media General's Form 424(b)3 and the proxy statement/prospectus included therein.

About Media General
Media General, Inc., is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms. The company's stations serve consumers and advertisers in strong local markets, primarily in the Southeast. Media General's television stations include affiliations with NBC (8), CBS (8), ABC (1) and CW (1). One-third of the company's stations operate in the Top 50 markets in the United States. Media General's stations reach more than one-third of TV households in the Southeast and more than 8% of U.S. TV households. Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate.

On June 6, 2013, Media General (NYSE: MEG) and privately held New Young Broadcasting Holding Co., Inc., both local broadcast television and digital media companies, announced a definitive agreement to combine the two companies in an all-stock merger transaction. The new company will retain the Media General name and will remain headquartered in Richmond, Va. Upon completion of the merger, the Young stations will be subsidiaries of Media General. The new company will own or operate 31 network-affiliated television stations across 28 markets, reaching approximately 16.5 million, or 14%, of U.S. TV households. The network affiliations will include CBS (12), NBC (9), ABC (7) Fox (1), CW (1) and MNT (1). Sixteen of the 31 stations are located in the Top 75 DMAs.

Contact Media General
Media General maintains extensive company information on its website www.mediageneral.com. The company's media and investor contact is Lou Anne J. Nabhan, Vice President-Corporate Communications, lnabhan@mediageneral.com or 804-887-5120.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ending (1)		Nine Months Ending (1)
	September 30,	September 23,	September 30,	September 23,
(Unaudited, in thousands except per share amounts)	2013	2012	2013	2012

Station revenue (less agency commissions)	$ 78,489	$ 93,752	$ 234,448	$ 251,064

Operating costs:
Station production expenses	31,973	31,458	95,388	92,359
Station selling, general and administrative expenses	23,300	21,505	69,055	63,473
Corporate and other expenses	7,833	12,093	24,621	31,604
Depreciation and software amortization	5,516	5,533	16,673	17,124
Amortization of intangible assets	441	442	1,323	2,196
Net loss (gain) related to fixed assets	10	218	78	(32)
Merger-related expenses	1,218	---	8,389	---
Total operating costs	70,291	71,249	215,527	206,724
Operating income	8,198	22,503	18,921	44,340

Other income (expense):
Interest expense	(9,960)	(9,497)	(28,781)	(41,410)
Interest expense - related party	(10,379)	(10,723)	(30,297)	(15,618)
Debt modification and extinguishment costs	---	(17,318)	---	(35,415)
Other, net	42	40	(132)	452
Total other expense	(20,297)	(37,498)	(59,210)	(91,991)

Loss from continuing operations before income taxes	(12,099)	(14,995)	(40,289)	(47,651)

Income tax expense	2,517	3,406	7,725	10,223

Loss from continuing operations	(14,616)	(18,401)	(48,014)	(57,874)
Discontinued operations:
Loss from discontinued operations (net of tax)	---	(1,038)	(413)	(10,588)
Loss related to divestiture of discontinued operations (net of tax)	---	(10,894)	(30)	(142,591)
Net loss	$ (14,616)	$ (30,333)	$ (48,457)	$ (211,053)

Net loss per common share:
Loss from continuing operations	$ (0.53)	$ (0.81)	$ (1.74)	$ (2.56)
Discontinued operations	---	(0.53)	(0.02)	(6.79)
Net loss per common share - basic and diluted	$ (0.53)	$ (1.34)	$ (1.76)	$ (9.35)

Weighted-average common shares outstanding:
Basic and diluted	27,762	22,593	27,570	22,570

(1)  Starting with the full-year 2013, Media General's fiscal year is a conventional calendar year (January 1 – December 31). Previously, the company's fiscal year ended on the last Sunday in December, a newspaper industry practice.  Results for 2013 are for the three and nine calendar months ended September 30, 2013.  Results for 2012 are for the thirteen and thirty-nine week periods ended September 23, 2012.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited, in thousands)	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$ 15,415	$ 36,802
Accounts receivable - net	58,667	58,486
Other	18,798	18,493
Assets of discontinued operations	-	670
Total current assets	92,880	114,451

Other assets	50,563	45,462

Property, plant and equipment - net	160,353	166,105

Goodwill and other intangibles - net	446,080	447,403
Total assets	$ 749,876	$ 773,421

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 11,920	$ 11,669
Accrued expenses and other liabilities	44,200	64,362
Liabilities of discontinued operations	-	467
Total current liabilities	56,120	76,498

Long-term debt	296,459	295,721

Long-term debt - related party	291,934	257,466

Retirement, postretirement, and postemployment plans	232,650	242,309

Deferred income taxes	68,091	58,865

Other liabilities and deferred credits	21,811	18,786

Stockholders' deficit	(217,189)	(176,224)
Total liabilities and stockholders' deficit	$ 749,876	$ 773,421

SUPPLEMENTAL INFORMATION

Media General, Inc.
Selected Revenue Categories

	Three Months Ending			Nine Months Ending
	September 30,	September 23,		September 30,	September 23,
(Unaudited, in thousands)	2013	2012	% Change	2013	2012	% Change
Local (gross)	$ 43,737	$ 47,370	(7.7)%	$ 131,456	$ 136,690	(3.8)%
National (gross)	22,886	24,872	(8.0)%	68,200	69,309	(1.6)%
Political (gross)	1,049	19,568	(94.6)%	2,595	33,224	(92.2)%
Cable/Satellite (retransmission)	13,196	9,356	41.0%	40,026	27,718	44.4%
Digital (local website revenues)	3,192	2,649	20.5%	8,513	7,178	18.6%

Broadcast Cash Flow

	Three Months Ending				Nine Months Ending
	September 30,	September 23,	September 25,	September 30,	September 23,	September 25,
(Unaudited, in thousands)	2013	2012	2011	2013	2012	2011

Operating income	$ 8,198	$ 22,503	$ 4,783	$ 18,921	$ 44,340	$ 10,128
Add:
Corporate and other expenses	7,833	12,093	7,082	24,621	31,604	24,070
Merger-related expenses	1,218	---	---	8,389	---	---
Depreciation and software amortization	5,516	5,533	5,811	16,673	17,124	17,399
Amortization of intangible assets	441	442	1,314	1,323	2,196	3,940
Net loss (gain) related to fixed assets	10	218	(137)	78	(32)	236
Amortization of broadcast film rights	2,702	2,616	4,360	8,168	7,754	13,732
Less:
Payments for broadcast film rights	2,691	2,610	3,961	8,009	7,654	13,404
Broadcast cash flow	$ 23,227	$ 40,795	$ 19,252	$ 70,164	$ 95,332	$ 56,101

Station revenue (less agency commissions)	$ 78,489	$ 93,752	$ 66,076	$ 234,448	$ 251,064	$ 202,730

Broadcast cash flow margin	30%	44%	29%	30%	38%	28%

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA as adjusted, After-tax Cash Flow, and Free Cash Flow

	Three Months Ending		Nine Months Ending
	September 30,	September 23,	September 30,	September 23,
(Unaudited, in thousands)	2013	2012	2013	2012

Loss from continuing operations	$ (14,616)	$ (18,401)	$ (48,014)	$ (57,874)
Interest	20,339	20,220	59,078	57,028
Debt modification and extinguishment costs	-	17,318	-	35,415
Depreciation and software amortization	5,516	5,533	16,673	17,124
Amortization of intangible assets	441	442	1,323	2,196
Taxes	2,517	3,406	7,725	10,223
Merger-related expenses	1,218	-	8,389	-

EBITDA from continuing operations,
as adjusted for merger-related expenses	$ 15,415	$ 28,518	$ 45,174	$ 64,112

Loss from continuing operations	$ (14,616)	$ (18,401)	$ (48,014)	$ (57,874)
Taxes *	2,517	3,406	7,725	10,223
Depreciation and software amortization	5,516	5,533	16,673	17,124
Amortization of intangible assets	441	442	1,323	2,196

After-tax cash flow from continuing operations	$ (6,142)	$ (9,020)	$ (22,293)	$ (28,331)

After-tax cash flow from continuing operations	$ (6,142)	$ (9,020)	$ (22,293)	$ (28,331)
Capital expenditures	4,411	3,010	11,788	7,263

Free cash flow	$ (10,553)	$ (12,030)	$ (34,081)	$ (35,594)
*	The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2012 Form 10-K for further discussion.

Corporate and other expenses

	Three Months Ending		Nine Months Ending
	September 30,	September 23,	September 30,	September 23,
(Unaudited, in thousands)	2013	2012	2013	2012
Corporate (excluding depreciation and amortization)	$ 4,010	$ 5,556	$ 12,562	$ 19,932
Corporate severance	-	3,319	(29)	3,445
Legacy benefit costs	666	808	1,986	2,167
Incentive compensation (including stations)	2,688	1,506	9,415	4,349
Gain on legal settlement	(70)	-	(845)	-
Other operating expenses	539	904	1,532	1,711
Corporate and other expenses	$ 7,833	$ 12,093	$ 24,621	$ 31,604